UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

Item 1: On May 15, 2023, ETFS Capital issued the following press release:

ETFS CAPITAL HIGHLIGHTS WISDOMTREE BOARD’S ATTEMPTS TO DISTRACT STOCKHOLDERS FROM ITS TRACK RECORD OF VALUE DESTRUCTION

WisdomTree Board and Management have Failed to Execute on Massive Market Opportunity in ETFs

WisdomTree’s Entrenched Board has Resorted to Desperate Smears of its Largest Stockholder

ETFS Capital Urges WisdomTree Stockholders to Vote FOR All Three ETFS Capital Nominees on the GOLD Proxy Card Today

NEW YORK, NY – May 15, 2023 – ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, commented today on the WisdomTree board of director’s (the “Board”) latest distraction tactics and desperate smears against its largest stockholder contained in a letter to stockholders on May 12, 2023 (the “Board Letter”).

ETFS Capital will not indulge the Board in its desire for an exchange of mudslinging and personal attacks. Instead, as responsible fiduciaries of our investment in WisdomTree, we present the following facts for our fellow stockholders to consider:

1.	$1 billion of Value Destroyed by an Entrenched Board: Since the sale of its European ETC business to WisdomTree in November 2017, ETFS Capital has watched the Board preside over the destruction of $1 billion of stockholder value. The Board Letter sidesteps any discussion of its documented track record of value-destructive decision-making, and its ongoing failure to execute on the massive market opportunity in ETFs. The Board was also silent on its failure to achieve the requisite operating leverage that translates record growth in AUM and net inflows into comparable gains in earnings growth and profitability. It is clear to us that the Board has no credible plan to drive value for stockholders.
2.	ETFS Capital Played a Critical Role in Resolving the Gold Payable Obligations and Unlocking Value: Contrary to WisdomTree management’s apparent ‘victory-lap’ in claiming credit for resolving the gold payable obligation and mischaracterizing the nature of the negotiations, the actual reason this transaction was possible was the willingness of ETFS Capital to accept a substantially discounted price to the value of the obligation on the Company’s financials.. ETFS Capital prioritized its role as the largest stockholder of WisdomTree and together with Graham Tuckwell put the interests of fellow WisdomTree stockholders ahead of their own separate interests and agreed to this resolution.
3.	The Board is not Serious About Renewal or Stockholder Representation on the Board: The Board is led by long tenured and entrenched directors, who, in our view, have repeatedly failed to act as independent fiduciaries for stockholders. Two female directors have exited in less than a year, and Deborah Fuhr, who joined the Board in May 2022 as part of ETFS Capital’s cooperation agreement with WisdomTree, was not re-nominated by the Company to stand for election at the upcoming 2023 Annual Meeting of Stockholders. In her place, the Board has nominated an individual with no ETF experience, no public board experience (except a non-operating SPAC) and a highly questionable track record in the area in which she is purported to be an expert.

4.	The Board is Attempting to Distract Stockholders by Mischaracterizing Routine Commercial Dealings: The Board Letter attempts to sensationalize a routine commercial dispute that was litigated at the Royal Court of the Island of Jersey in order to smear Mr. Graham Tuckwell and distract stockholders from the Board’s value destructive track record. Unlike the members of the Board, Mr. Tuckwell has always acted as a responsible custodian of the businesses that he has led, and notably, has a tremendous and unassailable track record of delivering value for his stockholders. We believe the ETFS Capital nominees, Graham Tuckwell, Bruce Aust and Tonia Pankopf, will bring much needed stockholder aligned expertise, relevant experience, and true independence to the Board.
5.	WisdomTree’s CEO’s Recent Statements and Behavior Should be Troubling to All Stockholders: ETFS Capital encourages stockholders to listen to the Company’s investor call held on May 10, 2023 to discuss the resolution of the gold payable obligation, and reflect on the seemingly unprofessional demeanor and haphazard comments made by CEO Jonathan Steinberg. On the call, even though Mr. Steinberg was not involved in the gold payable discussions, he attempts to take credit for resolving the gold payable obligation and also claims that the transaction was not related to the pending proxy contest when it clearly appeared to be, as the Company pushed brutally hard to get it done as soon as possible once their proxy statement had been cleared by the SEC. Mr. Steinberg then appears to berate analysts on the call to change their estimates for the Company. Mr. Steinberg’s comments and behavior underscore the Board’s failure of its duty to provide effective supervision of management.

Fellow stockholders, WisdomTree’s entrenched Board has engaged in its latest attempt to distract stockholders from their woeful track record of value destruction, their lack of operational execution or a credible plan to drive value. ETFS Capital has nominated three highly qualified individuals who will act as responsible and engaged fiduciaries for the benefit of ALL stockholders.

A copy of ETFS Capital’s letter to stockholders, definitive proxy statement, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James

+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

 Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani

+1-646-569-5897

ETFS@gagnierfc.com

Item 2: On May 15, 2023, ETFS Capital posted the following material to www.WiseUpWT.com: